Exhibit 107

Calculation of Filing Fee Table

S-3

(Form Type)

SINTX Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock issuable upon exercise of the Common Warrants	Other	1,649,147	$4.79	(2)	$7,899,414.13	0.0001381	$1,091
Fees to Be Paid	Equity	Common Stock issuable upon exercise of Placement Agent Warrants	Other	82,457	$4.3844	(2)	$361,524.47	0.0001381	$50
Fees to Be Paid	Equity	Common Stock issuable upon exercise of Placement Agent Warrants	Other	9,935	$4.3125	(2)	$42,844.69	0.0001381	$6

	Total Offering Amounts						$8,303,783.29		$1,147

	Total Fees Previously Paid						—	—	—

	Total Fee Offsets						—	—	—

	Net Fee Due								$1,147

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), in connection with any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(g) of the Securities Act. The proposed maximum offering price per share are calculated based on the exercise price of the Common Warrants and Placement Agent Warrants.